EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for First Quarter Ended December 31, 2013

•	Consolidated Q1 revenue of $44.2 million

•	Consolidated Q1 GAAP net loss of $2.1 million and non-GAAP net loss of $0.5 million

•	Anticipate Q2 revenue of $40 to $44 million

ALBUQUERQUE, New Mexico, February 5, 2014 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and space solar power markets, today announced its financial results for its fiscal first quarter ended December 31, 2013.

Financial Highlights - First Quarter Ended December 31, 2013

Financial Highlights	For the Three Months Ended
(in thousands)	12/31/2013			9/30/2013			12/31/2012
	Fiber	Solar	Consolidated	Fiber	Solar	Consolidated	Fiber	Solar	Consolidated
Revenue	$23,292	$20,919	$44,211	$22,609	$20,482	$43,091	$29,678	$19,628	$49,306

Gross Profit	$2,397	$7,738	$10,135	$2,613	$2,760	$5,373	$4,965	$5,983	$10,948

Operating (loss) income	$(6,571)	$4,331	$(2,240)	$(6,882)	$(246)	$(7,128)	$(395)	$3,241	$2,846

Financial Statement Highlights for the first quarter of fiscal 2014:

•	Consolidated revenue was $44.2 million, representing a $1.1 million, or 2.6%, increase from the immediate preceding quarter

•	Fiber Optics revenues increased 3.1% over the immediate preceding to $23.3 million, and Photovoltaics revenue increased 2.0% to $20.9 million over the immediate preceding quarter

•	Consolidated gross margin reached 22.9%, an increase from the 12.5% gross margin reported in the immediate preceding quarter

•
On a segment basis, Fiber Optics gross margin declined to 10.3% from the 11.6% gross margin reported in the immediate preceding quarter while Photovoltaics gross margin increased to 37.0% from the 13.5% gross margin reported in the immediate preceding quarter

•	Consolidated operating loss was $2.2 million, a $4.9 million improvement when compared to the immediate preceding quarter

•	Consolidated net loss was $2.1 million, a $0.2 million improvement when compared to the immediate preceding quarter

•	Consolidated net loss per share was $0.07 compared to a net loss per share of $0.08 in the immediate preceding quarter

•	Non-GAAP net loss was $0.5 million, or $0.02 per share, an improvement of approximately $5.3 million, or $0.19 per share, over the immediate preceding quarter

•	Order backlog for our Photovoltaics segment totaled $55.3 million as of December 31, 2013, representing a 3.2% decrease from $57.1 million reported as of September 30, 2013

•	Cash and cash equivalents increased $2.0 million to $18.1 million at the end of the first quarter, compared to $16.1 million at the end of the preceding quarter

Business Outlook
On a consolidated basis, we expect revenue for our second quarter ended March 31, 2014 to be in the range of $40 to $44 million with an increase in Fiber revenue and a decrease in Photovoltaics revenue.

Conference Call
We will discuss our financial results today at 4:30 p.m. ET. The call will be webcast via the Company's website at http://www.emcore.com. Please go to the site beforehand to download any necessary software. A webcast will be available for replay beginning February 5, 2014 following the conclusion of the call on the Company's website.

Conferences
Management is expecting to present at the following conferences over the next few months:

•
EMCORE will be exhibiting and meeting with customers and industry analysts at the 2014 OFC Conference and Exhibition at the Moscone Center in San Francisco, CA on March 11-13 in booth #315, and at Satellite 2014 at the Walter E. Washington Convention Center in Washington, DC on March 11-13 in booth #6089.

•	15th Annual B. Riley & Co. Investor Conference at Loews Santa Monica Beach Hotel, Santa Monica, CA on May 19.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and space solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for space power applications including high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.emcore.com.

Use of Non-GAAP Financial Measures
We provide a non-GAAP net loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance. This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that this additional non-GAAP financial measure is useful to investors in assessing our operating performance. We also use this financial measure internally to evaluate our operating performance and for planning and forecasting of future periods. In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non-GAAP financial measure. We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non-GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of our non-GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non-GAAP financial measures are not in accordance with or an alternative for U.S. GAAP. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward-Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the rapidly evolving markets for the Company's products and uncertainty regarding the development of these markets; (b) the Company's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (c) delays and other difficulties in commercializing new products; (d) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (f) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (g) actions by competitors; and (h) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”).

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Revenue	$44,211	$43,091	$49,306
Cost of revenue	34,076	37,718	38,358
Gross profit	10,135	5,373	10,948
Operating expense (income):
Selling, general, and administrative	7,972	6,705	6,904
Research and development	4,403	5,796	5,390
Flood-related insurance proceeds	—	—	(4,192)
Total operating expense	12,375	12,501	8,102
Operating (loss) income	(2,240)	(7,128)	2,846
Other income (expense):
Interest expense, net	(126)	(191)	(238)
Foreign exchange gain	100	95	101
Gain on sale of equity interest	—	4,800	—
Gain on sale of investment	290	—	—
Change in fair value of financial instruments	(78)	172	237
Total other income	186	4,876	100
(Loss) income before income tax expense	(2,054)	(2,252)	2,946
Income tax expense	—	—	120
Net (loss) income	$(2,054)	$(2,252)	$2,826
Per share data:
Net (loss) income per basic share	$(0.07)	$(0.08)	$0.11
Net (loss) income per diluted share	$(0.07)	$(0.08)	$0.11
Weighted-average number of basic shares outstanding	29,938	27,158	25,977
Weighted-average number of diluted shares outstanding	29,938	27,158	26,236

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of	As of
	December 31, 2013	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$18,144	$16,104
Restricted cash	552	815
Accounts receivable, net	35,920	41,826
Inventory	32,029	32,115
Prepaid expenses and other current assets	8,746	9,437
Total current assets	95,391	100,297
Property, plant, and equipment, net	48,678	49,744
Goodwill	20,384	20,384
Other intangible assets, net	1,905	2,159
Other non-current assets, net	885	1,130
Total assets	$167,243	$173,714
LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings from credit facility	$17,200	$21,706
Accounts payable	18,000	19,643
Deferred gain associated with sale of assets	3,400	—
Warrant liability	233	155
Accrued expenses and other current liabilities	22,076	21,597
Total current liabilities	60,909	63,101
Asset retirement obligations	5,105	5,053
Deferred gain associated with sale of assets	—	3,400
Other long-term liabilities	937	981
Total liabilities	66,951	72,535
Shareholders’ equity:
Common stock	750,388	749,266
Treasury stock	(2,071)	(2,071)
Accumulated other comprehensive income	1,668	1,623
Accumulated deficit	(649,693)	(647,639)
Total shareholders’ equity	100,292	101,179
Total liabilities and shareholders’ equity	$167,243	$173,714

We have provided a reconciliation of our non-GAAP net income (loss) financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

EMCORE Corporation
Non-GAAP Net (Loss) Income
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Net (loss) income - US GAAP	$(2,054)	$(2,252)	$2,826
Adjustments:
Amortization expense	254	317	317
Stock-based compensation expense	1,135	924	1,082
Asset retirement obligations - accretion expense	52	54	54
Specific severance and restructuring charges	454	230	—
Flood-related insurance proceeds	—	—	(4,192)
Foreign exchange gain	(100)	(95)	(101)
Gain on sale of equity interest	—	(4,800)	—
Gain on sale of investment	(290)	—	—
Change in fair value of financial instruments	78	(172)	(237)
Income tax expense	—	—	120
Total adjustments	1,583	(3,542)	(2,957)
Net (loss) income - Non-GAAP	$(471)	$(5,794)	$(131)
Net (loss) income - Non-GAAP per basic share	$(0.02)	$(0.21)	$0.00
Net (loss) income - Non-GAAP per diluted share	$(0.02)	$(0.21)	$0.00
Weighted average number of basic shares outstanding	29,938	27,158	25,977
Weighted average number of diluted shares outstanding	29,938	27,158	25,977

Stock-based compensation expense
The effect of recording stock-based compensation expense was as follows:

Stock-based Compensation Expense	For the Three Months Ended
(in thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Cost of revenue	$217	$227	$315
Selling, general, and administrative	641	428	382
Research and development	277	269	385
Total stock-based compensation expense	$1,135	$924	$1,082

Contact:
EMCORE Corporation
Mark Weinswig
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com

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